Exhibit 23.1

February 9, 2003

PRIVATE AND CONFIDENTIAL

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

Re:   Wireless Age Communications, Inc. SEC File No. 001-31338

The undersigned Amisano Hanson, Chartered Accountants previously acted as independent accountants to audit the financial statements of Wireless Age Communications, Inc. (the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we reviewed Item 4 of the Company's Form 8-K dated February 9, 2004, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


Amisano Hanson
Chartered Accountants